For Immediate Release

Pricester.com  Positioning to Facilitate Growth

Hollywood, FL [July 1, 2008] - Pricester.com, Inc. (OTCBB:PRCC), an Internet marketing and technology company, announced a reorganization of the company to better suit recent and planned acquisitions, as well as the addition of new online product and service divisions.

In May, Pricester acquired Genesis Electronics
(www.genesiselectronics.net), a high-tech developer of solar and alternative energy applications for consumer devices. Additionally, Pricester officially launched its Copia World International Shopping Portal division, (www.copiaworld.com).

Pricester President & CEO, Edward Dillon, commented "As we continue to expand and develop the Pricester brand and its subsidiaries, it becomes increasingly important to properly organize the corporation, its individual components, and the effective allocation of both material and human resources. This reorganization optimizes our ability to execute current and planned activities".

Pricester's reorganization is graphically reflected in a dynamic redesigned landing page for its corporate website, www.pricester.com.

Pricester's Chairman, Raymond Purdon, said "Our addition of Genesis Electronics, the opening of the Copia World portal, enhancements to our internet marketing business and planned growth through acquisitions, clearly called for this reorganization and will more easily allow for Pricester's rapid growth and increased value for our investors".

Forward Looking Statements
Except for historical matters contained herein, matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the 1995 Private Securities Litigation Reform Act. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; relationship reliance; technological changes; website demand; introduction of new systems; vendors pricing; supply of software.
In light of risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof.
CONTACTS:
          Investor Relations, Pricester
          Ed Dillon, President & CEO
          (954) 272-1200
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